Exhibit 8.3

Moolec Science SA 17 Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg	D +1 345 815 1768
E James.Heinicke@ogier.com

Reference: 511866.00002

6 February 2025

Moolec Science SA (Company)

We act as legal counsel to the Company for matters of Cayman Islands law only in connection with:

(a)	the proposed transfer by way of continuation into and under the laws of the Cayman Islands as Moolec Science SA, a Cayman Islands exempted company limited by shares pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands (the Companies Act) (the Redomiciliation); and

(b)	in connection with the Redomiciliation, the registering with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1993 (the Act), as amended, the registering with the Commission under the Act of 40,126,840 shares of the Company having a par value of US$0.01 each and 11,110,000 warrants, each warrant exercisable to purchase one share at an exercise price of US$11.50 per share.

The Company has requested that we render our opinion as to certain tax matters relating to the Redomiciliation in connection with the registration statement on Form F-4, as amended (the Registration Statement), filed with the Commission under the Act.

Unless a contrary intention appears, all capitalised terms used in this opinions have the respective meaning set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents listed in Schedule 1 (the Documents). We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

Moolec Science SA

6 February 2025

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that the statements included in the Registration Statement under the heading "Cayman Islands Tax Considerations", insofar as such statements summarise the laws of the Cayman Islands, are accurate and fairly represent in all material respects summaries of Cayman Islands laws and regulations as they apply to entities incorporated under, or registered by way of continuation under, the laws of the Cayman Islands.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Moolec Science SA

6 February 2025

Schedule 1

Documents examined

Corporate and other documents

1	The incorporation deed dated 23 May 2022.

2	The coordinated articles of association of the Company adopted on 19 December 2024.

3	The amended and restated memorandum and articles of association of the Company appended to the Registration Statement and adopted, from a Luxembourg perspective, from the date of filing of the Registration Application (the A&R M&A).

4	The written resolutions of the board of directors of the Company dated 22 December 2022, 10 December 2024 and 6 February 2025, and the resolutions of the shareholders of the Company passed at an extraordinary general meeting held on 27 December 2024.

5	The translation of an excerpt from the Luxembourg trade and companies register dated 31 January 2025 (the RCS Certificate).

6	The translation of a negative certificate dated 31 January 2025 stating particular matters related to the non-registration of a court decision or of an administration dissolution without liquidation as of the day immediately prior to the date of issuance of the negative certificate (the Reginsol Certificate and, together with the RCS Certificate, the LBR Certificates).

7	A certificate from a director of the Company dated 6 February 2025, a copy of which is attached to this opinion letter (the Director's Certificate).

8	The registration application filed with the Registrar of Companies in the Cayman Islands (the Registrar), including: (i) a notice, pursuant to section 201(2)(e) of the Companies Act, in respect of the proposed registered office or agent for service of process in the Cayman Islands; (ii) a declaration, pursuant to section 201(2)(f) of the Companies Act, signed by a director of the Company that the operations of the Company will be conducted mainly outside the Islands; and (iii) an undertaking, pursuant to section 201(2)(l) of the Companies Act, confirming that the Company has no secured creditors; and (iv) a declaration, pursuant to section 201(3) of the Companies Act, relating to the matters set out in paragraphs (g), (h), (i), (j), (k), (m), (n), (o) and (q) of section 201(2) of the Companies Act (being the aforementioned Director's Certificate) (the Registration Application).

9	The Registration Statement.

Moolec Science SA

6 February 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Documents (except the LBR Certificates) is accurate and complete as at the date of this opinion.

5	Each of the LBR Certificates is accurate and complete as at 31 January 2025 and there has not been any event, development or circumstance with respect to the Company in the period between 31 January 2025 and the date of this opinion which would change any of the information contained in the LBR Certificates.

6	Under the laws of Luxembourg, the Company is able to adopt foreign law-governed memorandum and articles of association and, accordingly, the A&R M&A (being memorandum and articles of association governed by the laws of the Cayman Islands) are in full force and effect from a Luxembourg perspective and have not been amended, varied, supplemented or revoked in any respect.

7	The A&R M&A do not conflict with any mandatory Luxembourg legal provisions or other requirement for the adoption by the Company of foreign law-governed memorandum and articles of association prior to the Redomiciliation.

8	The Company has no direct or indirect interest in Cayman Islands real property.

9	The Company has taken all requisite corporate action to authorise the execution and delivery of the Director's Certificate.

10	The Director's Certificate has been duly authorised, executed and unconditionally delivered by or on behalf of the Company in accordance with all applicable laws.

11	In authorising the Redomiciliation, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required from them.

12	The Registration Application filed with the Registrar, pursuant to section 201(1) of the Companies Act, to register the Company by way of continuation as an exempted company limited by shares will be accepted, and the Registrar will issue a certificate, in accordance with section 202(1) of the Act, that the Company is registered by way of continuation as an exempted company.

Moolec Science SA

6 February 2025

Schedule 3

Qualifications

1	Cayman Islands stamp duty may be payable if a document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

2	The A&R M&A will be effective from a Cayman Islands perspective upon issuance of the certificate of registration by way of continuation by the Registrar of Companies in the Cayman Islands.

5